EXHIBIT 10.48

                        CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into by and between Daniel Vapnek (the "Former Executive") and Amgen Inc., a Delaware corporation (the "Company").

                         W I T N E S S E T H

          WHEREAS, Former Executive has resigned from his position as Senior Vice President, Research, and from any and all other positions he held with the Company or its affiliates effective as of October 31, 1996 (the "Termination Date");

          WHEREAS, the Company wishes to retain Former Executive's services as a consultant for a period of twenty-one (21) months commencing on the Termination Date and concluding on July 31, 1998;

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

                          SUMMARY OF TERMS

          1. Consulting Service. Under the general direction of the Company's Chief Executive Officer, Chief Operating Officer, or Sr. Vice President of Research, Former Executive shall provide consulting services to the Company in any area of his expertise or with regard to any matters in which he was involved while employed by the Company. These services will include scientific advice in the areas of new product discovery, in-license opportunities, research strategy, etc. Such services shall be provided at such times, locations, and by such means as reasonably required by the Company. The Company also shall, to the extent consistent with the Company's best interests, schedule Former Executive's services so as not to interfere with Former Executive's other commitments. Requests by the Company for Former Executive's Services shall not exceed, without Former Executive's consent, which shall not be unreasonably withheld, two (2) days per week or nine (9) days per month. Former Executive shall be compensated for all services to be provided as specifically set forth herein.

          2. Consulting Period. Former Executive shall serve as a consultant to the Company under the terms specified herein commencing on the Termination Date and terminating on July 31, 1998 (the "Consulting Period"). Former Executive's sole compensation and benefits during the Consulting Period shall be as specified in this Agreement.

          3.   Consideration for Consulting Services.

               (a) Consulting Fee. The Company agrees to pay Former Executive the sum of Three Thousand Four Hundred Thirty-eight Dollars ($3,438.00) for each eight hour day of consulting services provided by Former Executive hereunder.

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               (b)  Stock   Option   Vesting.      Although    Former
Executive's employment will have terminated effective as of the Termination Date, Amgen will consider Former Executive a consultant through and including July 31, 1998, for purposes of vesting and extending the date through which Former Executive may exercise the below-listed Stock Options (hereinafter referred to as the "Extended
Stock  Options").    Therefore,  except  as  provided  below,  Former
Executive will have until October 31,  1998 to exercise the  Extended
Stock Options,  unless they  expire sooner.   All  other Amgen  Stock
Options held by the Former Executive that may have vested prior to Former Executive's Termination Date must also be exercised within the same three (3) months after the termination of this Agreement or
their expiration date,  whichever is sooner.   Former Executive  will
not be entitled to any reload rights in connection with either the Extended Stock Options or any other Amgen Stock Options that may have vested prior to Former Executive's Termination Date. Nothing herein shall be deemed to have altered or extended the expiration date of either the Extended Stock Options or any Amgen Stock Option granted to Former Executive. In addition, all Amgen Stock Options, including the Extended Stock Options, exercised more than three (3) months after Former Executive's Termination Date will no longer qualify as
Incentive Stock Options.   Former Executive will  be required to  pay
all withholding taxes required by law with respect to the exercise of all Amgen Stock Options including the Extended Stock Options.

        No. of Option      Grant No.     Date of Vesting
        Shares

        3,200              884633        June 22, 1997
        316                910684        September 1, 1997
        3,434              910685        September 1, 1997
        2                  914247        July 1, 1997
        5,188              914248        July 1, 1997
        1,034              914268        July 1, 1997
        9,200              918034        July 1, 1997
        10,000             921197        July 3, 1997
        5,190              914247        July 1, 1998
        384                914267        July 1, 1998
        650                914268        July 1, 1998
        9,200              918034        July 1, 1998
        10,000             921197        July 3, 1998

               (c) Health Coverage. Should Former Executive and/or Former Executive's eligible dependents elect to continue coverage under Amgen's group health plan(s) under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation rights, and Former Executive and/or Former Executive's eligible dependents timely submit to Amgen the documents necessary to initiate such coverage, then Amgen will pay the cost of COBRA coverage for Former Executive and/or Former Executive's eligible dependents until the earlier of April 30, 1998, or until Former Executive and/or Former Executive's eligible dependents no longer qualify for COBRA continuation rights or, in the case of Former Executive's dependents, the date on which such dependents cease to be eligible dependents under Amgen's group health insurance plan(s), which

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ever  shall  first  occur.     If  Former  Executive  and/or   Former
Executive's eligible dependents qualify for COBRA benefits as of April 30, 1998, then Former Executive and/or Former Executive's eligible dependents will have the option of continuing coverage under Amgen's group health plan(s), under COBRA and at Former Executive's own expense, for the remainder of the period for which Former Executive is entitled to receive COBRA benefits, generally no more than eighteen (18) months from the date of the termination of Former Executive's employment, provided that Former Executive and/or Former Executive's eligible dependents meet the qualification requirements under COBRA and under Amgen's group health plan(s). For a complete description of the rights and responsibilities of Former Executive and Former Executive's eligible dependents under COBRA, Former Executive must refer to the COBRA documents that will be sent to Former Executive by the Company after Former Executive's employment terminates.

               (d)  Financial Advice.   Company  agrees to  reimburse
Former Executive for financial, tax and estate planning assistance incurred during 1996 in a sum not to exceed Three Thousand Dollars ($3,000.00). Former Executive agrees to provide Company invoices covering the cost of such assistance upon which Company's payment will be made.

               (e) Expenses. Former Executive shall incur no expenses on behalf of the Company without the Company's prior written approval. The Company will reimburse Former Executive, pursuant to Company policy and regular business practice, for all reasonable business expenses he incurs during the Consulting Period in furtherance of his obligations hereunder upon prior written approval by the Company. For purposes of this subparagraph, "reasonable business expense" shall include, without limitation, travel, telephone, hotel and meal expenses.

               (f) Management Incentive Plan. Except as provided in this paragraph, all other benefits provided by the Company (including, but not limited to participant elected contributions, matching payments, profit sharing contributions, and other Amgen contributions made under the Amgen Retirement and Savings Plan, and all stock purchase plan rights, and life and disability insurance) will cease as of the Termination Date. Company and Former Executive acknowledge that Former Executive will be entitled to receive a bonus under the Company's Management Incentive Plan (the "MIP") for the
calendar year ending December 31, 1996, which MIP bonus shall be prorated based upon the Company's 1996 results through September 30, 1996, and which MIP bonus shall be paid to Former Executive on the same date in early 1997 as such MIP bonuses are paid to current members of Amgen's management. Former Executive also acknowledges and agrees that Former Executive will not be entitled to participate in any MIP benefits after 1996. Former Executive agrees that the Former Executive is not entitled to receive, will not claim and expressly waives any entitlement to rights, benefits or compensation other than as expressly set forth in this Agreement.

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               (g)  Reimbursement.    Former  Executive  will  submit
written detailed invoices on a regular basis covering his retained time (nine days per month) plus any additional days in excess of the nine days and all expense incurred under this Consulting Agreement for reimbursement by Company. Such invoices are to be submitted to
Edward Garnett, Vice  President, Human Resources.   Former  Executive
shall incur no expenses on behalf of the Company without the Company's prior written approval. The Company will reimburse Former Executive pursuant to Company policy and regular business practice, for all reasonable business expenses he incurs during the period covered by this Agreement in furtherance of his obligations hereunder upon prior written approval by the Company. For purposes of this subparagraph, "reasonable business expenses" shall include, without limitation, travel, telephone, hotel and meal expenses.

          4. Independent Contractor. Former Executive shall have no responsibilities as a consultant to the Company other than as provided for herein and shall not represent or purport to represent the Company in any manner whatsoever to any third party. Former Executive is being engaged by Amgen as an independent contractor and not an employee and Former Executive will be solely responsible for making appropriate filings and payments to the Internal Revenue Service and state taxing authorities, including payments of all taxes due on compensation received under this Agreement.

          5. Inventions. Former Executive hereby assigns to the Company his entire right, title and interest in and to all Inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived of or reduced to practice or learned by Former Executive, either alone or jointly with others, during the term of the Consulting Period in the course of or as a result of performing consulting services hereunder. Former Executive agrees that all such inventions are the sole property of the Company.

          6. Noncompetition. Former Executive hereby agrees that during the Consulting Period he will not, without first obtaining the Company's prior written approval, directly or indirectly engage or prepare to engage in any activities in competition with the Company or accept employment or establish a business relationship or accept a position on a Board of Directors with any company. For purposes of this paragraph, the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this Agreement.

          7. Termination. This Agreement may be terminated by either party by 30 days advance written notice. In the event that this Agreement is terminated prior to July 31, 1998, then only those extended stock options which have already vested by the date this Agreement terminates shall vest. In addition, in the event the Agreement terminates prior to July 31, 1998, then Former Executive

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shall have until three months from the date this Agreement terminates or the expiration date of the options, whichever is sooner, to exercise any options that have vested prior to the date this Agreement terminates.

          8. Proprietary Information Obligations. Former Executive hereby acknowledges his responsibilities under the terms of that certain Proprietary Information and Inventions Agreement between the Company and Former Executive, dated February 26, 1982 (the "Proprietary Information Agreement"), attached hereto as Exhibit A, and Former Executive agrees to continue to be bound by all of the terms and conditions thereof.

          9. Nonsolicitation of Employees. Former Executive agrees not to entice, induce or encourage any of the Company's employees to engage in any activity which, were it done by Former Executive, would violate any provision of the Proprietary Information Agreement. Former Executive further agrees that for a period of two years following the end of the term of this Agreement, he will not directly or indirectly solicit, entice, induce or encourage employees of the Company to leave the Company to accept other employment or to provide services to Former Executive or any other person or entity.

          10. No Other Authority. Former Executive shall have no responsibilities or duties to the Company other than as provided for above and shall not represent or purport to represent the Company in any manner whatsoever to any third party, unless required to do so pursuant to this Agreement or by specific written authorization of the Company's Chief Executive Officer or Chief Operating Officer.

          11. Entire Agreement. This Agreement, including the Exhibits attached hereto, represents the final, complete, and exclusive embodiment of the entire agreement and understanding between the Company and Former Executive concerning Former Executive's consulting services to the Company, and supersedes and replaces any and all prior agreements and understandings concerning Former Executive's relationship with the Company and his compensation by the Company. It is expressly understood that there is no agreement or understanding between the parties about or pertaining to Former Executive's employment with or Retirement from the Company or any matter addressed in this Agreement except what is set forth in this Agreement (including the Exhibits hereto). This Agreement may only be amended in a writing signed by Former Executive and the Chief Executive Officer of the Company.

          12. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement.

          13. Notices. All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery which provides evidence or confirmation of receipt including but not limited to personal delivery, express courier (such

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as Federal Express)  and prepaid  certified or  registered mail  with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if either of the following dates is applicable and is earlier, then on such earlier date: one (1) business day after sending, if sent by or express courier; or three (3) business days after deposit in the U.S. mail,
if sent by  certified or  registered mail.   Notices  shall be  given
and/or  addressed  to  the   respective  parties  at  the   following
addresses:

               To the Company:          Amgen Inc.
                                   Attn.: General Counsel
                                   Amgen Center
                                   1840 DeHavilland Drive
                                   Thousand Oaks, CA  91320-1789

               To Former Executive:     Daniel Vapnek
                                   414 Plaza Rubio
                                   Santa Barbara, CA 93103

Any party may change its address for the purpose of this paragraph by giving written notice of such change to the other party in the manner herein provided.

          14.  Applicable Law.   This  Agreement shall  be  construed
according to the laws of the State of California as applied to contracts entered into within such state by residents thereof.

          15. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; notwithstanding the foregoing, Former Executive shall not delegate any of his duties hereunder.

          16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the  parties hereto have executed  this
Agreement as of the respective dates written below.


CONSULTANT:



/s/ Daniel Vapnek
-----------------
Daniel Vapnek

Date:          November 15, 1996



AMGEN INC.



By:  /s/ Gordon M. Binder
     -----------------------------
     Gordon M. Binder
     Chairman of the Board and CEO

Date:          November 12, 1996

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